Filer:
  Company Data:
    Company Name:  Campbell Strategic Allocation Fund, L.P.

    IRS Number:  52-1823554
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-61274



                  CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                         MONTHLY REPORT - MAY 2002
                                -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (527,793.668 units) at April 30, 2002          $  946,007,790
Additions of 14,409.869 units on May 31, 2002                      26,830,772
Redemptions of (4,456.081) units on May 31, 2002                   (8,297,092)
Offering Costs                                                       (536,314)
Net Income (Loss) - May 2002                                       37,262,321
                                                               --------------

Net Asset Value (537,747.456 units) at May 31, 2002            $1,001,267,477
                                                               ==============

Net Asset Value per Unit at May 31, 2002                       $     1,861.97
                                                               ==============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                   $  (28,322,269)
    Change in unrealized                                            9,076,418

  Gains (losses) on forward and swap contracts:
    Realized                                                        2,142,800
    Change in unrealized                                           59,527,292
  Interest income                                                   1,363,743
                                                               --------------

                                                                   43,787,984
                                                               --------------

Expenses:
  Brokerage fee                                                     6,408,341
  Performance fee                                                           0
  Operating expenses                                                  117,322
                                                               --------------

                                                                    6,525,663
                                                               --------------

Net Income (Loss) - May 2002                                   $   37,262,321
                                                               ==============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on May 31, 2002                       $     1,861.97

Net Asset Value per Unit on April 30, 2002                     $     1,792.38

Unit Value Monthly Gain (Loss) %                                        3.88%

Fund 2002 calendar YTD Gain (Loss) %                                   (5.81)%



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit




Dear Investor:

The month of May finally provided good trending opportunities that we were able to profit from, reversing some of the downside we experienced earlier in the year.

We were profitable in several market sectors, with currencies and cross rates leading the charge. Positions in precious metals and long-term interest rates also contributed, but were offset by losses in equity indices, short-term interest rates and the energy complex.

While equity markets remain nervous and range-bound on continuing earnings and accounting concerns, many alternative investment strategies, including managed futures, were able to provide positive returns.

The still-weakening dollar reflects the loss of confidence by international investors in the United States, which could keep equities near recent lows while at the same time fueling an upward inflation creep.

A weaker dollar combined with continuing turmoil in the Middle East and Central Asia, makes this a precarious time for international markets. Global diversification is an important component of our investment philosophy, which had a very positive effect on our performance in May. Following a slow start to the year, we look forward to the opportunities that are beginning to develop.

If we can be of any assistance, please do not hesitate to call.

Sincerely,


Bruce Cleland
President/CEO